EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES FEBRUARY CASH DISTRIBUTION

    Dallas, Texas, February 17, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.292614 per unit, payable on March 14, 2006, to unitholders of record on February 28, 2006. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,442,000	79,000	$8.53

Prior Month Distribution	2,467,000	82,000	$10.29

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    Budgeted development costs of $3,300,000 were deducted for this distribution. Production expense for the month was $1,734,000 and overhead was $676,000.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800